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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-48047
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                              P R O S P E C T U S

                               ----------------

                                     LOGO
                          Logo of Platinum Technology

                                 $150,000,000
                 6.25% CONVERTIBLE SUBORDINATED NOTES DUE 2002
                          AND SHARES OF COMMON STOCK
                       ISSUABLE UPON CONVERSION THEREOF

  This Prospectus relates to the offer and sale by the selling securityholders named herein under "Selling Securityholders," their pledgees, donees, transferees or distributees, or their respective successors-in-interest (collectively, the "Selling Securityholders") of 6.25% Convertible Subordinated Notes due 2002 (the "Notes") of PLATINUM technology, inc. (the "Company") in the aggregate principal amount of $150,000,000 and shares of common stock, par value $.001 per share, of the Company (the "Common Stock") issued or issuable upon conversion of the Notes (the "Shares").

  Interest on the Notes is payable on June 15 and December 15 of each year, commencing June 15, 1998. The Notes mature on December 15, 2002. The Notes are convertible into Common Stock of the Company at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $36.0525 per share (equivalent to a conversion rate of approximately 27.74 shares per $1,000 principal amount of Notes), subject to adjustment. See "Description of Notes--Conversion."

  The Notes are redeemable by the Company in the event of certain developments involving withholding taxes of the United States. See "Description of Notes-- Redemption--Redemption for Taxation Reasons." Otherwise, the Notes are not redeemable prior to December 15, 2000. On or after December 15, 2000, the Notes will be redeemable at the option of the Company, in whole, or from time to time, in part, at the redemption prices set forth in this Prospectus, plus accrued interest and any Additional Amounts (as defined) then payable. See "Description of Notes--Redemption--Optional Redemption." In the event of a Change of Control (as defined), each Holder of Notes may require the Company to repurchase its Notes, in whole or in part, for cash, at 100% of the principal amount thereof, plus accrued interest and any Additional Amounts then payable. See "Description of Notes--Repurchase at Option of Holders Upon a Change of Control."

  The Notes are unsecured general obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. In addition, the Notes will be effectively subordinated to the liabilities, including trade payables, of the Company's subsidiaries. As of April 30, 1998, there was approximately $49.7 million of indebtedness of the Company outstanding that would have constituted Senior Indebtedness and there was approximately $86.2 million of indebtedness and other liabilities of subsidiaries of the Company outstanding (excluding intercompany liabilities) to which the Notes were effectively subordinated. The Indenture (as defined) does not restrict the Company from incurring additional Senior Indebtedness of the Company or its subsidiaries from incurring other indebtedness and liabilities.

  The Notes are designated for trading on The Portal Market. Notes sold pursuant to this Prospectus will not remain eligible for trading on The Portal Market. Application will be made to list the Notes for trading on the Luxembourg Stock Exchange. The Common Stock is traded on the Nasdaq National Market under the symbol "PLAT." The last sale price of the Common Stock as reported on the Nasdaq National Market on May 27, 1998 was $25 7/16 per share.

  The Notes and Shares (collectively, the "Securities") may be offered by the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Shares) on any exchange or market on which such Securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Securities directly or to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders. The Company has agreed to pay all expenses incident to the registration of the Securities offered by the Selling Securityholders hereby, except that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. See "Plan of Distribution."

  The Selling Securityholders and any broker-dealer, agents or underwriters that participate with the Selling Securityholders in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"), and any commissions received by them and any profits on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

  SEE "RISK FACTORS" BEGINNING ON PAGE 1 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                  The date of this Prospectus is May 28, 1998

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's following Regional Offices: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Reports, proxy statements and other information filed electronically by the Company with the Commission are available at the Commission's web site at http://www.sec.gov. The Company's Common Stock is traded on the Nasdaq National Market, and reports, proxy statements and other information concerning the Company also may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

  The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above. Any statements contained or incorporated by reference herein concerning the provisions of any document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

  DB2 and MVS are trademarks, and IBM is a registered trademark, of International Business Machines Corporation. This Prospectus also includes product names and other trade names and trademarks of the Company and its subsidiaries and of other companies.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed with the Securities and Exchange Commission (the "Commission") by the Company and are incorporated herein by reference:

  1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

  2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

  3. The Company's Current Reports on Form 8-K dated January 27, 1998, March 3, 1998, April 16, 1998 and April 29, 1998 and on Form 8-K/A dated May 6, 1998;

  4. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed March 7, 1991 pursuant to
     Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description; and

  5. The description of the preferred stock purchase rights contained in the Company's Registration Statement on Form 8-A filed December 26, 1995 pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

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  The Company will provide, without charge, to each person to whom a copy of this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such copies should be directed to the Company's principal office: PLATINUM technology inc., 1815 South Meyers Road, Oakbrook Terrace, Illinois 60181, Attention: Secretary (telephone: (630) 620-5000).

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                                 RISK FACTORS

  In addition to the other information included and incorporated by reference in this Prospectus, potential purchasers should consider carefully the following factors in evaluating the Company, its business and the Notes and shares of Common Stock offered hereby.

NET LOSSES; ABILITY TO SATISFY DEBT OBLIGATIONS

  The Company has experienced operating and net losses in 1995, 1996 and 1997. There can be no assurance that the Company will not continue to incur operating and net losses. The Company's future operating results will depend on a number of business factors, including other factors discussed in these "Risk Factors", as well as general economic conditions. Furthermore, prior to a given year or other fiscal period, the Company hires sales and product development personnel and makes other decisions which will result in increased expenses in such year or other period, based upon anticipated revenues for such year or other period. Due to the seasonality and concentration of the Company's revenues at the end of fiscal periods, particularly the fourth quarter, the Company's lack of backlog and the Company's cost structure, if revenue targets are not met, the Company's operating results would be materially adversely affected. See "--Seasonality and Variability of Quarterly Operating Results." No assurances can be given that any of the Company's revenue expectations will be fulfilled, and the Company's business, results of operations and financial condition will be materially adversely affected if these expectations are not fulfilled. If anticipated revenues and income are not achieved, the Company's ability to pay interest on, or ultimately pay the principal amount of, its indebtedness could become impaired. As of April 30, 1998, the Company had outstanding long-term obligations and acquisition-related payables of approximately $300,065,000, requiring the Company to make payments of principal and interest of approximately $35,000,000 and $36,000,000 in 1998 and 1999, respectively. If the Company is unable to meet its cash requirements out of cash flow from operations and its available borrowings, there can be no assurance that it will be able to obtain alternative financing or that it will be permitted to do so under the terms of its existing financing arrangements. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to make future acquisitions, to absorb adverse operating results or to fund capital expenditures or increased working capital requirements may be adversely affected.

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW PRODUCTS AND MARKETS

  The Company expects that the market for Information Technology ("IT") software products will continue to be subject to frequent and rapid changes in technology and customer preferences. Substantially all of the Company's products have maintained their commercial viability for a significant period of time, as evidenced by the fact that the Company has discontinued very few of its products. However, the introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The timing of releases of new products and enhancements of existing products by the Company varies depending on customer demand and emerging technology. The Company's growth and future financial performance will depend upon its ability to develop and introduce new products and enhancements of existing products that accommodate the latest technological advances and customer requirements. There can be no assurance that additional new products will be successfully developed or marketed by the Company, that any new products will achieve market acceptance, or that other software vendors will not develop and market products which are superior to the Company's products or that such products will not achieve greater market acceptance. Furthermore, customers may delay purchases in anticipation of technological changes. The Company's ability to develop and market software infrastructure products and other new products depends upon its ability to attract and retain qualified employees. Any failure by the Company to anticipate or respond adequately to the changes in technology and customer preferences, to develop and introduce new products in a

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timely fashion, or to attract and retain qualified employees, could materially adversely affect the Company's business, results of operations and financial condition.

RELIANCE ON AND RISKS OF ACQUISITION STRATEGY

  The Company expects to continue its strategy of identifying, acquiring and developing software infrastructure products, services and technologies through the acquisition of specific products and of businesses which have developed such products, services and technologies. The Company from time to time engages in, and is currently engaged in, discussions with potential acquisition candidates, including discussions relating to acquisitions that may be material in size and/or scope and which may involve issuances by the Company of a significant number of shares of Common Stock.

  The Company believes that its future growth depends, in part, upon the success of this strategy. There can be no assurance that the Company will successfully identify, acquire on favorable terms or integrate such businesses, products, services or technologies. The Company may, in the future, face increased competition for acquisition opportunities, which may inhibit the Company's ability to consummate suitable acquisitions and increase the costs of completing such acquisitions.

  Acquisitions involve a number of special risks and challenges, including the diversion of management's attention, assimilation of the operations and personnel of acquired companies, incorporation of acquired products into existing product lines, adverse short-term effects on reported operating results, amortization of acquired intangible assets, assumption of liabilities of acquired companies, possible loss of key employees and difficulty of presenting a unified corporate image. No assurance can be given that any potential acquisition by the Company will or will not occur, or that, if an acquisition does occur, it will not ultimately have a material adverse effect on the Company or that any such acquisition will succeed in enhancing the Company's business.

  The Company has historically issued Common Stock as consideration for business acquisitions and expects to continue to do so in the future. There can be no assurances that such issuances will not be dilutive to the Company's stockholders. Additionally, the Company has recorded charges for acquired in-process technology and merger costs in connection with certain of its past acquisitions, which materially reduced operating and net income for the periods in which the acquisitions were recorded. The Company expects to continue to incur such charges in connection with future acquisitions, which could materially reduce operating and net income in the periods in which such acquisitions are consummated.

HIGHLY COMPETITIVE MARKETS

  The market for the Company's products is highly competitive. The Company expects to encounter enhanced competition and new competitors as it continues to penetrate the software infrastructure market, including competition from relational database vendors and systems software companies. Many of the Company's current and prospective competitors have significantly greater financial, technical and marketing resources than the Company. Competitive pressure could cause the Company's products to lose market acceptance or result in significant price erosion, with a material adverse effect upon the Company's results of operations.

  A variety of external and internal factors could adversely affect the Company's ability to compete in the software infrastructure market. Such factors include the following: relative functionality, integration, performance and reliability of the products offered by the Company and its competitors; the success and timing of new product development efforts; changes affecting the hardware, operating systems or database systems which the Company currently supports; the level of demonstrable economic benefits for users relative to cost; relative quality of customer support and user documentation; ease of installation; vendor reputation, experience and financial stability and price.

  The Company also encounters competition from a broad range of firms in the professional services market. Many of the Company's current and prospective competitors in the professional services market have

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significantly greater financial, technical and marketing resources than the
Company. The competitive factors affecting the market for the Company's professional services include the following breadth and quality of services offered, vendor reputation and the ability to retain qualified technical personnel.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

  The Company's success is heavily dependent upon its proprietary software technology. The Company relies on a combination of contractual rights, trademarks, trade secrets, patents and copyright laws to establish or protect its proprietary rights in its products. The Company's license agreements restrict a customer's use of the Company's software and prohibit disclosure to third persons. Notwithstanding those restrictions, it may be possible for unauthorized persons to obtain copies of the Company's software products. The Company registers its product names and other trademarks in the United States and certain foreign countries. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary rights or independent third party development of functionally equivalent technologies. Although the Company does not believe that it is materially infringing on the intellectual property rights of others, there can be no assurance that such a claim will not be successfully asserted against the Company in the future or that any attempt to protect its technology will not be challenged.

DEPENDENCE ON DB2

  A significant portion of the Company's revenues will continue to be derived from products that enhance the performance and functionality of IBM's DB2 relational database management software, which operates on IBM and compatible mainframe computer systems running the MVS operating system. A decline or a perceived decline in IBM's commitment to DB2 or a decline in the market's acceptance and utilization of DB2 would have an adverse effect on the Company, and such adverse effect could be material. Also, if IBM were to enhance DB2 or its DB2 utilities so as to render the Company's products obsolete or unnecessary, or devote more resources to developing and marketing IBM's own DB2 tools and utilities, the Company's business could be materially adversely affected.

DEPENDENCE ON RELATIONSHIPS WITH RELATIONAL DATABASE VENDORS

  The Company believes that in order to address its markets, the Company must develop, maintain and enhance close associations with, and obtain access to the technical personnel of, leading relational database vendors. This may become increasingly difficult due to competition among such vendors. The Company has entered into alliances with, among others, Oracle Systems Corp., Sybase, Inc. and Informix Software, Inc. There can be no assurance that the Company will be able to maintain existing relationships or enter into new relationships with such vendors. The Company's failure to do so would have an adverse effect on its business, results of operations and financial condition, and such adverse effect could be material.

SUSCEPTIBILITY TO GENERAL ECONOMIC CONDITIONS

  The Company's revenues and results of operations will be subject to fluctuations based upon general economic conditions. If there were a general economic downturn or a recession in the United States or certain other markets, the Company believes that certain of its customers might reduce or delay their purchases of the Company's products or services, leading to a reduction in the Company's revenues. The factors that might influence current and prospective customers to reduce their IT budgets under these circumstances are beyond the Company's control. In the event of an economic downturn, the Company's business, results of operations and financial condition could be materially adversely affected. There can be no assurance that growth in the markets for the Company's products and services will occur or that such growth will result in increased demand for the Company's products and services.

SEASONALITY AND VARIABILITY OF QUARTERLY OPERATING RESULTS

  The Company has experienced a seasonal pattern in its operating results, with the fourth quarter typically having the highest total revenues and operating income. Further, revenues for the Company's fourth quarters have historically been higher than those for the first quarters of the following years. Because operating expenses

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

continued to increase in the first quarters of those years, the Company realized substantially lower operating margins and net income (excluding the effect of charges for acquired in-process technology and merger costs) for such quarters. The Company expects this pattern to continue for the foreseeable future. The Company believes the seasonality of its revenues results primarily from the budgeting cycles of its software product customers and the structure of the Company's sales commission and bonus programs.

  The Company operates with relatively little order backlog and substantially all of its software product revenues in each quarter result from sales made in that quarter. Consequently, if near term demand for the Company's products weakens or if sales do not close in any quarter as anticipated, the Company's results of operations for that quarter would be adversely, and perhaps materially, affected. In addition, the timing and amount of the Company's revenues are subject to a number of factors that make estimation of operating results prior to the end of a quarter extremely uncertain. Historically, a substantial majority of the Company's quarterly software products revenues has been recorded in the third month of any given quarter, with a concentration of such revenues in the last week of that third month, further increasing the difficulty of predicting operating results.

  The Company's operating results may vary significantly from quarter to quarter depending on other factors such as the size and timing of customer orders, price and other competitive conditions in the industry, the timing of new product announcements and releases by the Company and its competitors, the ability of the Company to develop, introduce and market new and enhanced versions of the Company's products on a timely basis, changes in the Company's level of operating expenses, changes in the Company's sales incentive plans, budgeting cycles of its customers, customer order deferrals in anticipation of enhancements or new products offered by the Company or its competitors, the cancellation of licenses during the warranty period or nonrenewal of maintenance agreements, product life cycles, software bugs and other risks discussed herein. See "--Rapid Technological Change; Dependence on New Products and Markets" and "--Highly Competitive Markets."

RISKS OF INTERNATIONAL SALES

  The risks inherent in conducting international business generally include exposure to currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection and the burdens of complying with a wide variety of foreign laws. Approximately 32%, 30%, 29% and 30% of the Company's revenues in 1995, 1996, 1997 and the first quarter of 1998, respectively, were attributable to international sales. Exchange rate fluctuations can have a material adverse effect on the total level of foreign sales and the profitability of those sales. During the past several years, the Company has changed the primary means of international distribution of its products from a network of independent distributors to wholly-owned subsidiaries of the Company. The Company may encounter difficulties in integrating and managing these new overseas subsidiaries.

RISKS OF CONSULTING SERVICES BUSINESS

  The Company is subject to the risks associated with a consulting services business, including dependence on its reputation with existing customers, volatility of workload and dependence on ability to attract and retain qualified technical personnel. Also, a substantial portion of the Company's consulting services revenue may be derived from the performance of services under fixed-price contracts. There can be no assurance that the Company can consistently perform in a profitable manner under these contracts, particularly in the field of software development, where cost overruns are commonplace.

SUBSTANTIAL LEVERAGE

  On December 16, 1997, the Company issued $150,000,000 in aggregate principal amount of the Notes, which bear interest at 6.25% annually and mature on December 15, 2002. As a result of this additional indebtedness, the Company's principal and interest obligations increased substantially. The degree to which the Company is now leveraged could materially and adversely affect the Company's ability to obtain financing for working capital, acquisitions or other purposes, and could make it more vulnerable to industry downturns and competitive pressures.

DEPENDENCE ON KEY PERSONNEL

  Competition for qualified personnel in the software industry is intense, and there can be no assurance that the Company will be able to attract and retain a sufficient number of qualified employees. The Company's success depends to a significant degree upon the continued contributions of its key management, marketing, product development, professional services and operational personnel, including key personnel of acquired companies. As the business of the Company grows, it may become increasingly difficult for it to hire, train and assimilate the number of new employees required. In addition, it is possible that the business changes or uncertainty brought about by recent acquisitions may cause key employees to leave the Company, and certain key members of the management of acquired companies may decide not to continue with the Company. Any difficulty in attracting and retaining key employees could have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company's success to date has depended in large part on the skills and efforts of Andrew J. Filipowski, the Company's President and Chief Executive Officer, and Paul L. Humenansky, the Company's Executive Vice President-Product Development and Chief Operations Officer. The Company has not entered into non-competition agreements with Messrs. Filipowski or Humenansky or any of its other key personnel, nor does the Company have "key man" life insurance policies covering these individuals.

VOLATILITY OF THE COMPANY'S STOCK PRICE

  The Company's Common Stock price has historically been volatile. The Company believes factors such as quarterly fluctuations in results of operations, announcements of new products and acquisitions by the Company or by its competitors, changes or anticipated changes in earnings estimates by analysts, changes in accounting treatments or principles and other factors may cause the market price of the Common Stock to fluctuate, perhaps substantially. The market price of the Common Stock may be affected by the Company's ability to meet or exceed analysts' or "street" expectations, and any failure to meet or exceed such expectations, could have a material adverse effect on the market price of the Common Stock. In addition, stock prices for many technology companies fluctuate widely for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions may adversely affect the market price of the Common Stock in the future. In the past, following periods of volatility in the market price of a company's securities, class action securities litigation has often been instituted against such company. Any such litigation instigated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, results of operations and financial condition.

ANTITAKEOVER EFFECT OF RIGHTS AGREEMENT, CHARTER AND STATUTORY PROVISIONS

  The Company has entered into a rights agreement (the "Rights Agreement"), which provides that, in the event that 15% or more of the outstanding shares of Common Stock are acquired by a person or group of persons, the holder of each outstanding share of Common Stock, other than such acquiring person(s), shall have the right to purchase from the Company additional shares of Common Stock having a market value equal to two times the exercise price of such right. In addition, the Company's Restated Certificate of Incorporation, as amended, provides that the Board of Directors shall be classified with respect to the terms for which its members shall hold office by dividing the members into three classes. The Company is also subject to Section 203 of the Delaware General Corporation Law which, in general, imposes restrictions upon acquirers of 15% or more of the outstanding shares of Common Stock. The Rights Agreement and these other provisions may have the effect of delaying, deferring or preventing a change of control of the Company, even if such event would be beneficial to stockholders.

SUBORDINATION; COMPANY STRUCTURE; SUBSIDIARY CASH FLOW

  The Notes are general, unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company. Although, to date, the Company has not incurred a substantial amount of Senior Indebtedness, the Indenture does not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its subsidiaries. Under the Indenture, generally, the Company will not be permitted to pay the principal of, or premium, if any, or interest on the Notes or repurchase, redeem or otherwise retire any Notes in the event of a default in the payment of any principal of, premium, if any, or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise, unless and until such payment default has been cured or waived, or

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

in the event of certain other defaults with respect to Senior Indebtedness. In addition, the Notes are effectively subordinated to all liabilities of the Company's subsidiaries, including trade payables. Certain of the Company's principal assets, including the rights to a significant portion of the Company's proprietary software technology, are owned by the Company's subsidiaries. If the Company were to default on any of its payment obligations in respect to the Notes, trade creditors of such subsidiaries would have a senior claim to such assets as compared to Holders (as defined) of the Notes. As of April 30, 1998, the Company had approximately $49.7 million of Senior Indebtedness and the Company's subsidiaries had approximately $86.2 million of trade payables and accrued liabilities (excluding intercompany liabilities).

  The Company conducts a significant portion of its operations through its foreign subsidiaries. Accordingly, the Company may be dependent, from time to time, in whole or in part, on its ability to obtain funds from such foreign subsidiaries in order to service its indebtedness, including the Notes. The Company's foreign subsidiaries may, from time to time, face governmentally imposed and other restrictions on their ability to transfer funds to the Company and may incur costs in connection with any such transfers. The Company anticipates that from time to time it will incur additional indebtedness, including Senior indebtedness, and that it and its subsidiaries will from time to time incur additional indebtedness and liabilities. See "Description of Notes--Subordination."

ABSENCE OF PUBLIC MARKET FOR THE NOTES AND RESTRICTIONS ON TRANSFER

  The Notes are not currently eligible for trading on any exchange. Although the Initial Purchasers have advised the Company that they currently intend to make a market in the Notes, they are not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, there can be no assurance that any market for the Notes will develop or, if one does develop, that it will be maintained. If an active market for the Notes fails to develop or be sustained, the trading price of such Notes could be materially adversely affected. The Notes are designated for trading on The Portal Market; however, Notes sold pursuant to this Prospectus will not remain eligible for trading on The Portal Market.

                  SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

  This Prospectus contains and incorporates by reference certain "forward-looking statements" (as defined in Section 21E of the Exchange Act). Words such as "anticipates," "believes," "plans," "expects," "estimates" and similar expressions have been used to identify these forward-looking statements, but are not the exclusive means of identifying these statements. These statements reflect the Company's current beliefs and are based on information currently available to the Company. Accordingly, these statements are subject to known and unknown risks, uncertainties and other factors that could cause the Company's actual growth, results, performance and business prospects and opportunities to differ from those expressed in, or implied by, these statements. These risks, uncertainties and other factors include the Company's ability to develop and market existing and acquired products for the IT infrastructure market; the Company's ability to successfully integrate its acquired products, services and businesses and continue its acquisition strategy; risks relating to the Year 2000 challenge; the Company's ability to adjust to changes in technology, customer preferences, enhanced competition and new competitors in the IT infrastructure and professional services markets; currency exchange rate fluctuations, collection of receivables, compliance with foreign laws and other risks inherent in conducting international business, risks associated with conducting a consulting services business; general economic and business conditions, which may reduce or delay customers' purchases of the Company's products and services; charges and costs related to acquisitions; and the Company's ability to protect its proprietary software rights from infringement or misappropriation, to maintain or enhance its relationships with relational database vendors, and to attract and retain key employees; and the other factors discussed under the caption "Risk Factors." The Company is not obligated to update or revise these forward-looking statements to reflect events or circumstances after the date of this Prospectus.

                                  THE COMPANY

OVERVIEW

  The Company develops, markets and supports software products, and provides related professional services, that help organizations manage and improve their IT infrastructures, which consist of data, systems and applications. The Company's products and services help IT departments, primarily in large and data intensive organizations, minimize risk, improve service levels, and leverage information to make better business decisions. The Company's products typically perform fundamental functions such as automating operations, maintaining the operating efficiency of systems and applications, and ensuring data access and integrity. The Company currently develops software products through its four business units: database management, systems management, application infrastructure management, and data warehousing and decision support. Addressing businesses' increasing demand for simplified vendor relationships and complete solutions to IT problems, the Company's goal is to become the leading provider of IT infrastructure management solutions by offering a comprehensive set of "best in class" point products, product bundles and integrated product suites. The Company also offers a wide array of professional services, including consulting, systems integration and educational programs, both in conjunction with and independent of software product sales.

  To achieve its goal, the Company identified key technologies and skill sets required to better manage the IT infrastructure. Through a combination of an aggressive acquisition program and vigorous internal product development efforts, the Company assembled the competencies to create complete infrastructure management solutions. Devoting substantial resources to integrating its products and technologies, the Company is now leveraging the breadth of its product lines and its professional services capabilities to provide complete, customized solutions for IT infrastructure problems. These solutions include single products; product suites, which are sets of integrated products drawn together from multiple business units of the Company; and product bundles, which are sets of software applications that are packaged together but do not necessarily have the level of integration that defines a suite; as well as design and implementation services provided by the Company's professional services staff. These solutions also include ongoing product upgrades, maintenance and support, sometimes pursuant to multi-year contracts. Evidencing the increasing demand from the Company's customers for comprehensive solutions, the Company completed 102 transactions during 1997, each over $1 million, as compared to 55 such transactions during 1996 and only two such transactions during 1995. Each of these large transactions included licenses for software product bundles or suites, along with future upgrades and maintenance; software consulting services; or both product licenses and related consulting services.

  The Company is focusing on the development of products and services that offer its customers maximum flexibility and functionality. The Company's products are designed to permit a customer to either purchase prepackaged integrated suites or to choose individual products and later add other products as needed. The cornerstone of the Company's integration efforts is POEMS (PLATINUM Open Enterprise Management Services), an internally developed set of shared components that give the Company's products a common look and feel, common installation and distribution and common communication, data and events handling. POEMS integration is built into individual products so that, as customers purchase additional Company products, the newly acquired and previously installed products can begin working together immediately. In February 1998, the Company released for general availability its ProVision suite of integrated systems and database management tools, which is the Company's most significant POEMS-enabled integrated offering of products to date. ProVision initially includes nine tools within the following key IT management disciplines: job management, performance management and analysis, software distribution, problem resolution, security, database utilities, and database administration.

  The Company is creating solutions for the needs of specific industries, as well as general business needs. The Company also is enabling its products and suites for application with intranets and the internet and offers a broad set of solutions for the Year 2000 problem. Additionally, in late 1996, the Company formed specialty consulting practice groups within its professional services business unit, including groups dedicated to Year 2000 solutions and internet/intranet technologies.

  The Company was incorporated in Delaware in 1987 and its executive offices are located at 1815 South Meyers Road, Oakbrook Terrace, Illinois 60181. Its telephone number at that address is (630) 620-5000 and its website is located at http://www.platinum.com.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sales of the Securities offered hereby. All of the proceeds will be received by the Selling Securityholders.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the Company's consolidated ratio of earnings to fixed charges for the periods shown:

                                                                          THREE
                                                                         MONTHS
                                     YEARS ENDED DECEMBER 31,             ENDED
                            ------------------------------------------- MARCH 31,
                              1993    1994     1995     1996     1997     1998
                            -------- ------- -------- -------- -------- ---------
   Ratio of earnings to
    fixed charges (1)...... 10.47(2) 7.49(3) --(4)(5) --(5)(6) --(5)(7)   2.18

--------
(1) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expenses plus capitalized interest and the portion of rental expense which represents interest).
(2) Reflects a pre-tax charge for acquired in-process technology of $8,735,000 relating primarily to the Company's acquisition of Datura Corporation and a pre-tax charge of $4,659,000 relating to Trinzic Corporation ("Trinzic") and Locus Computing Corporation ("Locus") restructuring costs.
(3) Reflects a pre-tax charge for acquired in-process technology of $24,594,000 relating primarily to the Company's acquisitions of Dimeric Development, Inc. and the net assets of Aston Brooke Software, Inc. and AutoSystems Corporation.
(4) Reflects a pre-tax charge for acquired in-process technology of $88,493,000 relating primarily to the Company's acquisitions of Advanced Software Concepts, Inc., SQL Software Corporation, RELTECH Group, Inc., Protellicess Software, Inc., AIB Software Corporation and BMS Computer, Inc. and the net assets of ViaTech Development, Inc., BrownStone Solutions, Inc. and ProtoSoft, Inc. and to certain product acquisitions. Also reflects a pre-tax charge for merger costs of $30,819,000 relating to the Company's acquisitions of Software Interfaces, Inc., Answer Systems, Inc., Locus, Altai, Inc., Trinzic and Softool Corporation.
(5)Earnings available for fixed charges of $(122,465,000), $(72,342,000) and $(89,933,000) were inadequate to cover fixed charges of $782,000, $1,825,000 and $9,130,000 for the years ended December 31, 1995, 1996 and
   1997, respectively.
(6) Reflects a pre-tax charge for acquired in-process technology of $48,456,000 relating to the Company's acquisitions of Advanced Systems Technologies, Inc., Software Alternatives, Inc. (d/b/a System Software Alternatives), Grateful Data, Inc. (d/b/a TransCentury Data Systems) and VREAM, Inc.; substantially all of the assets of the Access Manager business unit of the High Performance Systems division of International Computers Limited; and certain product technologies. Also reflects a pre-tax charge for merger costs of $5,782,000 relating primarily to the Company's acquisitions of Prodea Software Corporation, Paradigm Systems Corporation and Axis Systems International, Inc.
(7) Reflects a pre-tax charge for acquired in-process technology of $67,904,000 relating to the Company's acquisitions of GEJAC, Inc. and ProMetrics Group Limited, the purchase of certain product technologies and other intangible assets from Intel Corporation and the purchase of certain other product technologies. Also reflects a pre-tax charge for merger costs of $8,927,000 relating to the Company's acquisition of Australian Technology Resources Pty Limited, I & S Informationstechnik and Services GmbH and Vayda Consulting, Inc. and a pre-tax charge of $57,319,000 for restructuring costs.

                            SELLING SECURITYHOLDERS

  The Notes were issued and sold by the Company to certain initial purchasers (the "Initial Purchasers") on December 16, 1997 in transactions exempt from the registration requirements under the Securities Act. The Initial Purchasers sold the Notes only (i) within the United States, to persons whom it reasonably believed to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in reliance on Rule 144A under the Securities Act and (ii) to certain persons outside the United States pursuant to Regulation S under the Securities Act. The Selling Securityholders (which term includes their transferees, pledgees, donees and their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Securities.

  The following table sets forth, as of May 18, 1998, certain information with respect to the principal amount of Notes beneficially owned by each Selling Securityholder and the number of Shares that may be offered by the Selling Securityholders from time to time pursuant to this Prospectus.

  From time to time, Deutsche Morgan Grenfell Inc. or their affiliates have provided, and may continue to provide, investment banking and financial advisory services to the Company, for which they have received or will receive customary fees. None of the other Selling Securityholders has or, within the past three years, has had with the Company or any of its predecessors or affiliates any material relationship, except as otherwise set forth below. Because the Selling Securityholders may offer all or some of the Notes or the Shares pursuant to this Prospectus, no estimate can be given as to the amount of Notes or the Shares that will be held by the Selling Securityholders upon termination of this offering. The table has been prepared based upon information furnished to the Company by the Selling Securityholders.

                                  PRINCIPAL AMOUNT OF
                               NOTES BENEFICIALLY OWNED
                          -----------------------------------              NUMBER OF
                                                  NUMBER OF    PRINCIPAL   SHARES OF
                           PRINCIPAL              SHARES OF    AMOUNT OF  COMMON STOCK
                           AMOUNT OF                COMMON    NOTES THAT    THAT MAY
NAME                         NOTES    PERCENTAGE STOCK (1)(2) MAY BE SOLD   BE SOLD
----                      ----------- ---------- ------------ ----------- ------------
AAM/Zazove Institutional
 Income Fund, L.P.......  $ 2,000,000    1.3%       55,474    $ 2,000,000    55,474
Acamas Anstact..........  $   500,000      *        13,868    $   500,000    13,868
AIM Charter Fund........  $10,000,000    6.7       277,373    $10,000,000   277,373
AIM V.I. Growth and In-
 come Fund..............  $ 2,000,000    1.3        55,474    $ 2,000,000    55,474
Ameritech Pension Plan..  $ 6,700,000    4.5       185,840    $ 6,700,000   185,840
Argent Classic Convert-
 ible Arbitrage Fund
 (Bermuda) L.P..........  $ 1,000,000      *        27,737    $ 1,000,000    27,737
Bankers Trust Interna-
 tional.................  $12,500,000    8.3       346,716    $12,500,000   346,716
Baptist Health..........  $   104,000      *         2,884    $   104,000     2,884
Boston Museum of Fine
 Arts...................  $    44,000      *         1,220    $    44,000     1,220
BT Holdings (New York)
 Inc....................  $ 4,500,000    3.0       124,817    $ 4,500,000   124,817
Canadian Imperial Hold-
 ings, Inc..............  $ 7,000,000    4.7       194,161    $ 7,000,000   194,161
CFW-C, L.P..............  $ 5,000,000    3.3       138,686    $ 5,000,000   138,686
Christian Science Trust-
 ees for Gifts and En-
 dowments...............  $   135,000      *         3,744    $   135,000     3,744
Declaration of Trust for
 the Defined Benefit
 Plans of ICI American
 Holdings Inc...........  $   530,000      *        14,700    $   530,000    14,700
Declaration of Trust for
 the Defined Benefit
 Plans of ZENECA Hold-
 ings Inc. .............  $   350,000      *         9,708    $   350,000     9,708
Delaware Group Dividend
 and Income Fund, Inc...  $ 1,215,000      *        33,700    $ 1,215,000    33,700
Delaware Group Retire-
 ment Income Fund.......  $    65,000      *         1,802    $    65,000     1,802
Delaware Group Global
 Dividend and Income
 Fund, Inc..............  $   610,000      *        16,919    $   610,000    16,919

                                  PRINCIPAL AMOUNT OF
                             SECURITIES BENEFICIALLY OWNED
                          -----------------------------------              NUMBER OF
                                                  NUMBER OF    PRINCIPAL   SHARES OF
                           PRINCIPAL              SHARES OF    AMOUNT OF  COMMON STOCK
                           AMOUNT OF                COMMON    NOTES THAT    THAT MAY
NAME                         NOTES    PERCENTAGE STOCK (1)(2) MAY BE SOLD   BE SOLD
----                      ----------- ---------- ------------ ----------- ------------
Delaware Group Premium
 Fund, Inc.--Convertible
 Securities Series......  $   140,000       *        3,883    $   140,000     3,883
Delaware State Employ-
 ees' Retirement Fund...  $ 1,920,000     1.3       53,255    $ 1,920,000    53,255
Deutsche Morgan Grenfell
 Inc. (3)...............  $ 1,155,000       *       32,036    $ 1,155,000    32,036
Dunham & Associates Fund
 II.....................  $    22,000       *          610    $    22,000       610
Dunham & Associates Fund
 III....................  $    16,000       *          443    $    16,000       443
Engineers Joint Pension
 Fund...................  $   163,000       *        4,521    $   163,000     4,521
First Church of Christ,
 Science--Endowment.....  $   145,000       *        4,021    $   145,000     4,021
FJH Absolute Return
 Fund, L.P..............  $   300,000       *        8,321    $   300,000     8,321
General Motors Employees
 Domestic Group Trust...  $ 6,830,000     4.6      189,445    $ 6,830,000   189,445
Hamilton Global Invest-
 ors Limited............  $ 7,500,000     5.0      208,029    $ 7,500,000   208,029
Hamilton Partners Limit-
 ed.....................  $ 2,500,000     1.7       69,343    $ 2,500,000    69,343
Hillside Capital Incor-
 porated Corporate Ac-
 count..................  $   175,000       *        4,854    $   175,000     4,854
Infinity Investors Lim-
 ited...................  $ 4,500,000     3.0      124,817    $ 4,500,000   124,817
The J.W. McConnell Fam-
 ily Foundation.........  $   310,000       *        8,598    $   310,000     8,598
Merrill Lynch Interna-
 tional Ltd.............  $ 9,800,000     6.5      271,825    $ 9,800,000   271,825
Merrill Lynch Pierce
 Fenner & Smith Inc.....  $ 1,150,000       *       31,897    $ 1,150,000    31,897
Natwest Securities Lim-
 ited...................  $ 5,000,000     3.3      138,686    $ 5,000,000   138,686
Nicholas Applegate In-
 come & Growth Fund.....  $ 1,519,000     1.0       42,133    $ 1,519,000    42,133
Nomura Securities (Ber-
 muda) Ltd..............  $ 2,500,000     1.7       69,343    $ 2,500,000    69,343
Royal Bank of Canada
 Trust Company (Jersey)
 Limited................  $   350,000       *        9,708    $   350,000     9,708
San Diego City
 Retirement.............  $   441,000       *       12,232    $   441,000    12,232
San Diego County
 Convertibles...........  $ 1,350,000       *       37,445    $ 1,350,000    37,445
Shepherd Investments
 International Ltd......  $ 2,000,000     1.3       55,474    $ 2,000,000    55,474
Societe Generale Secs.
 Corp...................  $ 5,500,000     3.7      152,555    $ 5,500,000   152,555
Spear, Leeds & Kellogg..  $ 1,000,000       *       27,737    $ 1,000,000    27,737
Stark International.....  $ 2,000,000     1.3       55,474    $ 2,000,000    55,474
Summer Hill Global
 Partner L.P.             $    45,000       *        1,248    $    45,000     1,248
Swiss Bank Corporation-
 London Branch..........  $ 2,000,000     1.3       55,474    $ 2,000,000    55,474
Thermo Electron Balanced
 Investment Fund........  $   560,000       *       15,532    $   560,000    15,532
Wake Forest University..  $   331,000       *        9,181    $   331,000     9,181
Any other holders of
 Notes or future
 transferees, pledgees,
 donees or successors of
 any such other holder
 (4)(5).................  $34,525,000    23.0      957,631    $34,525,000   957,631

--------
*  Less than 1%.

(1) Assumes conversion of the full amount of Notes held by such holder at the initial rate of $36.0525 in principal amount of Notes per share of Common Stock; such conversion price is subject to adjustment as described under "Description of Notes--Conversion." Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of any fractional shares.
(2) The number of Shares held by each Selling Securityholder named herein is less than 1% of the Company's outstanding Common Stock as of May 18, 1998.
(3) Deutsche Morgan Grenfell served as the sole placement agent for the December 1997 offering of the Notes.
(4) Information concerning other Selling Securityholders will be set forth in supplements to this Prospectus from time to time, if required.
(5) Assumes that any other holders of Notes, or any future transferees, pledgees, donees or successors of any such other holders of Notes, do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion price.

  The Selling Securityholders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their Notes since the date on which the information in the preceding table is presented. Information concerning the Selling Securityholders may change from time to time and will be set forth in Prospectus supplements, if and when necessary. In addition, the per share conversion price and, therefore, the number of Shares are subject to adjustment under certain circumstances. Accordingly, the number of Shares offered hereby may increase or decrease. As of the date of the Prospectus, the aggregate principal amount of Notes is $150,000,000 and the aggregate number of Shares into which the Notes may be converted is approximately 4,160,600 shares.

                             DESCRIPTION OF NOTES

  The Notes were issued under an Indenture dated as of December 15, 1997 (the "Indenture"), between the Company and American National Bank and Trust Company of Chicago, N.A., as trustee (the "Trustee"). The Indenture (and the form of Note which is a part thereof) and the Registration Rights Agreement (as defined below) have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Notes, the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Notes, the Indenture and the Registration Rights Agreement. Wherever particular provisions or defined terms of the Indenture (or the form of Note which is a part thereof) or the Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference. References in this section to the "Company" are solely to PLATINUM technology, inc., a Delaware corporation, and not its subsidiaries.

GENERAL

  The Notes are unsecured subordinated obligations of the Company, limited to $150,000,000 aggregate principal amount and will mature on December 15, 2002, unless redeemed at the option of the Company or repurchased by the Company at the option of the holder upon a Designated Event (as defined herein). The Notes bear interest at the rate of 6.25% per annum, payable semi-annually on June 15 and December 15 of each year, commencing on June 15, 1998, to the persons in whose names such Notes are registered at the close of business on June 1 or December 1, immediately preceding such Interest Payment Date. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months. The Notes are subordinate in right of payment to certain other obligations of the Company as described under "--Subordination," and convertible into Common Stock as described under "--Conversion."

  The Company maintains an office or agency where Notes may be presented for payment (a "Paying Agent"), registration (a "Registrar") or conversion (a "Conversion Agent") in the City of New York, New York. The Company initially designated the Trustee at its office presently located at 14 Wall Street, New York, New York 10005, to serve as its agent for such purposes.

  At the option of the Company, payment of interest may be made by check mailed to the holders of the Notes (individually, a "Holder" and, collectively, the "Holders") at the addresses set forth upon the registry books of the Registrar. No service charge is made for any registration of transfer or exchange of Notes, but the

Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  The Notes are convertible into Common Stock at the conversion price stated on the cover page hereof, subject to adjustment upon the occurrence of certain events described under "--Conversion," at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased.

  The Notes are redeemable at the option of the Company (a) in the event of certain developments involving withholding taxes of the U.S. as described below under "--Redemption--Redemption for Taxation Reasons" at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued interest to, but excluding, the Redemption Date (as defined), and any Additional Amounts then payable and (b) under the circumstances and at the redemption prices set forth below under "Redemption--Optional Redemption," plus accrued interest to, but excluding, the Redemption Date, and any Additional Amounts then payable.

  The Indenture does not contain any financial covenants or restrictions on the payment of dividends by the Company, the incurrence of indebtedness, including Senior Indebtedness (as defined), by the Company or the issuance or repurchase of securities by the Company. The Indenture does not contain any covenants or other provisions to afford protection to Holders of the Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described below under "--Repurchase at Option of Holders Upon a Change of Control."

BOOK ENTRY, DELIVERY AND FORM

  The Notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

  Global Note, Book-Entry Form. Notes held by "qualified institutional buyers" ("QIBs") are evidenced by a global Note (the "144A Global Note"), which are deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co. ("Cede") as DTC's nominee.

  Notes held by persons who acquired such Notes in compliance with Regulation S under the Securities Act (a "Non-U.S. Person") are evidenced by a global Note (the "Regulation S Global Note"), which is deposited with, or on behalf of, DTC and registered in the name of Cede as DTC's nominee, for the accounts of Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear") and Cedel, S.A. ("Cedel"). Beneficial interests in the Regulation S Global Note may only be held through Euroclear or Cedel, and any resale or transfer of such interests to U.S. persons is subject to certain restrictions. The 144A Global Note and the Regulation S Global Note are hereinafter collectively referred to as the Global Note. Except as set forth below, the Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

  QIBs may hold their interests in the 144A Global Note directly through DTC or indirectly through organizations which are participants in DTC ("Participants"). Transfers between Participants are effected in the ordinary way in accordance with DTC rules and are settled in same-day funds. Non-U.S. Persons may hold their interest in the Regulation S Global Note directly through Cedel or Euroclear, or indirectly through organizations that are participants in Cedel or Euroclear (the "Cedel Participants" and the "Euroclear Participants"). Cedel and Euroclear hold interests in the Regulation S Global Note on behalf of Cedel Participants and Euroclear Participants through DTC. Transfers between participants in Euroclear and Cedel are effected in the ordinary way in accordance with their respective rules and operating procedures. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Note to such persons may be limited.

  QIBs and Non-U.S. Persons who are not Participants may beneficially own interests in the Global Note held by DTC only through Participants, including Euroclear and Cedel, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Global Note, Cede for all purposes will be considered the sole holder of the Global Note for all purposes under the Indenture. Except as provided below and except in certain limited circumstances as provided in the Indenture, owners of beneficial interests in the Global Note are not entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and are not considered holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder.

  Payment of interest on and principal of and the redemption price or repurchase price of the Global Note is made to Cede, the nominee for DTC, as the registered owner of the Global Note, by wire transfer of immediately available funds on each relevant payment date. Neither the Company nor the Trustee (nor any Registrar, Paying Agent or Conversion Agent under the Indenture) has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note, including for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the Notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, and the Company and the Trustee may conclusively rely on, and are protected in relying on, instructions from DTC for all purposes.

  The Company has been informed by DTC that, with respect to any payment of interest on, principal of, or the redemption price or repurchase price of, the Global Note, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the Notes represented by the Global Note, as shown on the records of DTC (adjusted as necessary so that such payments are made with respect to whole Notes only), unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in Notes represented by the Global Note held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

  Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

  Neither the Company nor the Trustee (or any Note Registrar, Paying Agent or Conversion Agent under the Indenture) have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC advised the Company that it will take any action permitted to be taken by a holder of Notes (including, without limitation, the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account with DTC interests in the Global Note are credited and only in respect of the principal amount of the Notes represented by the Global Note as to which such Participant or Participants has or have given such direction.

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchasers. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause the Notes to be issued in definitive form in exchange for the Global Note.

  Certificated Notes. Notes sold to investors that are neither QIBs nor Non-U.S. Persons were issued in definitive registered form and may not be represented by the Global Note. In addition, certificated Notes may be issued in exchange for Notes represented by the Global Note if no successor depositary is appointed by the Company as set forth above and as described in the Indenture.

  Restrictions on Transfer; Legends. The Notes are subject to certain transfer restrictions as described in the Indenture and certificates evidencing the Notes bear a legend to such effect.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable. The Company will have no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective obligations.

CONVERSION

  The Holders of the Notes have the right, at the Holder's option, to convert any portion of the principal amount thereof that is an integral multiple of $1,000 into shares of Common Stock, at any time prior to the close of business on the Stated Maturity of the Notes (unless earlier redeemed or repurchased) at the conversion price set forth on the cover page of this Prospectus (subject to adjustment as described below). The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the Business Day prior to the Redemption Date or Repurchase Date for such Note, unless the Company subsequently fails to pay the applicable Redemption Price or Repurchase Price, as the case may be.

  In the case of any Note that has been converted after any Record Date, but on or before the next Interest Payment Date, interest the stated due date of which is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Note who is a Holder on such Record Date. Any Note so converted must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion (unless such Note shall have been called for redemption, in which case no such payment shall be required). In all cases, the Holders will receive the interest payment due on December 15, 2000, even if they surrender Notes for conversion as a result of the Company's exercise of its right to redeem Notes on or after December 15, 2000. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of the Common Stock (as determined in accordance with the Indenture) at the close of business on the day of conversion.

  The Conversion Price is subject to adjustment upon the occurrence of certain events, including: (a) any payment of a dividend (or other distribution) payable in Common Stock on any class of Capital Stock of the Company, (b) any issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price (as determined in accordance with the Indenture) of Common Stock; provided, however, that if such options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering events occur, (c) any subdivision, combination or reclassification of Common Stock, (d) any distribution to all holders of Common Stock of evidences of indebtedness, shares of Capital Stock other than Common Stock, cash or other assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above and excluding dividends and distributions paid exclusively in cash), (e) any distribution consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the last paragraph of this section "--Conversion" applies) to all holders of Common Stock in an aggregate amount that, combined together with (i) all other such all-cash distributions made within the then preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by the Company or any of its Subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (defined as being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date of such distribution, and (f) the completion of a tender or exchange offer made by the Company or any of its Subsidiaries for Common Stock that involves an aggregate consideration that, together with
(i) any cash and other consideration payable in a tender or exchange offer by the Company or any of its Subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer. No adjustment of the Conversion Price will be required to be made until the cumulative adjustments amount to 1.0% or more of the Conversion Price as last adjusted.

  The Company reserves the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers to be advisable. In the event the Company elects to make such a reduction in the Conversion Price, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

  In the event that the Company distributes rights or warrants (other than those referred to in (b) in the second paragraph above) pro rata to holders of Common Stock, so long as any such rights or warrants have not expired or been redeemed by the Company, the Holder of any Note surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon such conversion (the "Conversion Shares"), a number of rights or warrants to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the "Distribution Date"), the same number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled to at the time of such conversion in accordance with the terms and provisions of an applicable to the rights or warrants, and (ii) if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such Note was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of and applicable to the rights or warrants. The Conversion Price of the Notes will not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

  Under the terms of the Rights Agreement between the Company and Harris Trust and Savings Bank (the "Rights Agreement"), upon conversion of any Notes prior to the redemption or expiration of the right (a "Right") to purchase from the Company, for each share of Common Stock owned, one one-hundredth of a share of the Company's Class II Series A Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Rights Shares"), at a price of $125.00 per one one-hundredth of a Preferred Rights Share, the holders of such Notes will receive, subject to certain limited conditions, an appropriate number of Rights with respect to the shares of Common Stock issued upon such conversion. In addition, the Indenture provides that if the Company amends the Rights Agreement or implements a replacement or successor stockholders' rights plan, such rights plan must provide that upon conversion of the Notes the Holders will receive, in addition to the Common Stock issuable upon such conversion, such rights whether or not such rights have separated from the Common Stock at the time of such conversion.

  In case of any reclassification, consolidation or merger of the Company with or into another person or any merger of another person with or into the Company (with certain exceptions), or in case of any sale, transfer or conveyance of all or substantially all of the assets of the Company (computed on a consolidated basis), each Note then outstanding will, without the consent of any Holder of Notes, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto, after giving effect to any adjustment event, assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares.

SUBORDINATION

  The Notes are unsecured general obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company. As of April 30, 1998, there was approximately $49.7 million of Senior Indebtedness outstanding. The Notes are effectively subordinated in right of payment to all liabilities (including trade payables) of the Company's Subsidiaries. The Company's Subsidiaries had approximately $86.2 million of indebtedness and other liabilities outstanding (excluding intercompany liabilities) at April 30, 1998. The Indenture does not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its Subsidiaries.

  The Indenture provides that no payment may be made by the Company on account of the principal of, premium, if any, and interest (including any Additional Amounts) on the Notes, or to acquire any of the Notes (including repurchases of Notes at the option of the Holder) for cash or property (other than Junior Securities), or on account of the redemption provisions of the Notes, (i) upon the maturity of any Senior Indebtedness of the Company by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and interest on such Senior Indebtedness are first paid in full (or such payment is duly provided for), or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on any Senior Indebtedness of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

  Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of Designated Senior Indebtedness or their representative immediately to accelerate its maturity and (ii) written notice of such event of default given to the Company and the Trustee by the holders of an aggregate of at least $5,000,000 principal amount outstanding of such Designated Senior Indebtedness or their representative (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by setoff or otherwise) may be made by or on behalf of the Company on account of the principal of, premium, if any, or interest or Additional Amounts on the Notes, or to acquire or repurchase any of the Notes for cash or property, or on account of the redemption provisions of the Notes, in any such case other than payments made with Junior Securities of the Company. Notwithstanding the foregoing, unless
(i) the Designated Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period"), and (ii) such declaration has not been rescinded or waived, at the end of the Payment Blockage Period, the Company shall be required to pay all sums not paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes. Any number of Payment Notices may be given; provided, however, that (i) not more than one Payment Notice shall be given within a period of any 360 consecutive days, and (ii) no default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Designated Senior Indebtedness) shall be made the basis for the commencement of any other Payment Blockage Period.

  In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than Junior Securities) shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness of the Company, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of the Senior Indebtedness of the Company remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness of the Company may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, for application to the payment of all Senior Indebtedness of the Company remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

  Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities, (i) the holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full (or have such payment duly provided for) before the Holders are entitled to receive any payment on account of the principal of, premium, if any, interest or Additional Amounts on, or with respect to, the Notes (other than Junior Securities) and (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by setoff or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness of the Company or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

  No provision contained in the Indenture or the Notes affects the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the Notes. The subordination provisions of the Indenture and the Notes do not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder, subject to the two preceding previous paragraphs, to pursue any other rights or remedies with respect to the Notes.

  The Company conducts certain of its operations through its Subsidiaries. Accordingly, the Company's ability to meet its cash obligations is dependent upon the ability of its Subsidiaries to make cash distributions to the Company. The ability of its Subsidiaries to make distributions to the Company is and will continue to be restricted by, among other limitations, applicable provisions of the laws of national and state governments and contractual provisions. The Indenture does not limit the ability of the Company's Subsidiaries to incur such restrictions in the future. The right of the Company to participate in the assets of any Subsidiary (and thus the ability of Holders of the Notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that Subsidiary except to the extent that the Company is recognized as a creditor of such Subsidiary, in which case the Company's claims would still be subject to any security interest of other creditors of such Subsidiary. The Notes, therefore, are structurally subordinated to creditors, including trade creditors, of Subsidiaries of the Company with respect to the assets of the Subsidiaries against which such creditors have a claim.
  As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its Subsidiaries or a marshaling of assets or liabilities of the Company and its Subsidiaries, Holders of the Notes may receive ratably less than other creditors. See "Risk Factors--Subordination; Company Structure; Subsidiary Cash Flow."

REDEMPTION

 Optional Redemption

  The Notes are not subject to redemption prior to December 15, 2000. Thereafter, the Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2000 upon not less than 30 nor more than 60 days' notice to each Holder of the Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing December 15 of the years indicated below:

                                               REDEMPTION
            YEAR                                 PRICE
            ----                               ----------
            2000..............................   102.50%
            2001 and thereafter...............   101.25

in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date), together with accrued and unpaid interest and Additional Amounts, if any, to the Redemption Date.

  In the case of a partial redemption, the Trustee shall promptly redeem the Notes or portions thereof which are to be redeemed on a pro rata basis or in such other manner it deems appropriate and fair and in such manner as complies with any applicable depositary, legal and stock exchange requirements. The Notes may be redeemed in part in integral multiples of $1,000 only.

  The Notes do not have the benefit of any sinking fund.

  Notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption, to the Trustee and each Holder of Notes to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. The notice of redemption must state the Redemption Date, the Redemption Price, the amount of accrued interest to be paid and that the Notes called for redemption may not be converted after the fifth Business Day prior to the Redemption Date. Any notice that relates to a Note to be redeemed only in part must state the portion of the principal amount to be redeemed and must state that on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Company defaults in its obligations with respect thereto.

 Redemption for Taxation Reasons

  If, as a result of any change in, or amendment to, the laws or regulations prevailing in the United States or any political subdivision or taxing authority thereof or therein, which change or amendment becomes effective on or after the date of this Prospectus or as a result of any application or official interpretation of such laws or regulations not generally known before that date (a "Tax Law Change") the Company is or would be required on the next succeeding Interest Payment Date to pay Additional Amounts (as defined), and such requirement or obligation cannot be avoided by the Company taking reasonable measures available to it, the Company may redeem the affected Notes in whole, but not in part, at any time, on giving not less than 20 days' notice, at a redemption price equal to 100% of the principal amount thereof plus accrued interest to, but excluding, the Redemption Date and any Additional Amounts then payable, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to withhold or pay Additional Amounts were a payment in respect of the Notes then made.

  Prior to the publication of any notice of redemption with respect to a Tax Law Change, the Company shall deliver to the Trustee (a) a certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to redeem have occurred and (b) an opinion of counsel selected by the Company and reasonably acceptable to the Trustee, to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of a Tax Law Change. The Company's right to redeem the affected Notes shall continue as long as the Company is obligated to pay Additional Amounts, notwithstanding that the Company shall have theretofore made payments of Additional Amounts.

PAYMENT OF ADDITIONAL AMOUNTS

  The Company will pay to a Non-U.S. Holder (as defined in "Certain United States Federal Income Tax Considerations" below) of any Note such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of, premium, if any, and interest on such Note, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note to be then due and payable; provided however, that the foregoing obligation to pay Additional Amounts will not apply to:

  (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such Non-U.S. Holder (or between a fiduciary, settlor, beneficiary, member, shareholder of or possessor of a power over such Non-U.S. Holder, if such Non-U.S. Holder is a trust, an estate, a partnership or a corporation) and the United States or any political subdivision or taxing authority thereof or therein, including, without limitation, such Non-U.S. Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen, domiciliary or resident of the United States or treated as a resident thereof, or being or having been engaged in trade or business or present therein, or having or having had a permanent establishment therein; or
(ii) such Non-U.S. Holder's present or former status as a personal holding company, a foreign personal holding company with respect to the United States, a controlled foreign corporation, a passive foreign investment company, or a foreign private foundation or foreign tax exempt entity for United States tax purposes, or a corporation which accumulates earnings to avoid United States federal income tax;

  (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the Non-U.S. Holder of such Notes for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

  (c) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

  (d) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the United States of such Non-U.S. Holder (or beneficial owner of such Note), if compliance is required or imposed by a statute, treaty, regulation or administrative practice of the United States or any political subdivision or taxing authority thereof or therein as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

  (e) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of, premium, if any, or interest on such Note;

  (f) any tax, assessment or other governmental charge imposed on interest received by a Non-U.S. Holder actually or constructively holding 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

  (g) any tax, assessment or other governmental charge imposed on a Non-U.S. Holder that is a partnership or a fiduciary or other than the sole beneficial owner of such payment, but only to the extent that any beneficial owner or member of the partnership or beneficiary or settlor with respect to the fiduciary would not have been entitled to the payment of Additional Amounts had the beneficial owner, member, beneficiary or settlor directly been the holder of the Note; or

  (h) any combination of items (a), (b), (c), (d), (e), (f) and (g).

  Notwithstanding the foregoing, the Company shall not be obligated to pay Additional Amounts in respect of payments becoming due on the Notes more than 15 days after the Redemption Date with respect to any redemption of the Notes described in the first paragraph under "--Redemption-- Redemption for Taxation Reasons" to the extent that the Company's obligation to pay such Additional Amounts arises from the Tax Law Change that resulted in such redemption.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

  The Indenture provides that in the event that a Change of Control (as defined) has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an irrevocable and unconditional offer by the Company (the "Repurchase Offer"), to require the Company to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on the date determined by the Company (the "Repurchase Date") that is no later than 45 Business Days after the occurrence of such Change of Control at a cash price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date and any Additional Amounts then payable (the "Repurchase Price"). The Repurchase Offer shall be made within 30 Business Days following a Change of Control event and remain open for 15 Business Days following its commencement (the "Repurchase Offer Period"). Upon expiration of the Repurchase Offer Period, the Company shall purchase all Notes tendered in response to the Repurchase Offer. If required by applicable law, the Repurchase Date and the Repurchase Offer Period may be extended as so required; however, if so extended, it shall nevertheless constitute an Event of Default if the Repurchase Date does not occur within 45 Business Days of the Change of Control.

  The Indenture provides that a "Change of Control" occurs upon the occurrence of any of the following events: (i) upon any merger or consolidation of the Company with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any "person" or "group" other than the Company is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity, (ii) when any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the voting power in the aggregate normally entitled to vote in the election of directors of the Company, (iii) when, during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office, or (iv) the pro rata distribution by the Company to its stockholders of substantially all of its assets.

  For purposes of this definition, (i) the terms "person" and "group" shall have the meaning used for purposes of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date, whether or not applicable; and (ii) the terms "beneficial owner" shall have the meaning used in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date, whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events.

  On or before the Repurchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Repurchase Offer,
(ii) deposit with the Paying Agent cash sufficient to pay the Repurchase Price of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted, together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to the Holders of Notes so accepted payment in an amount equal to the Repurchase Price, and the Trustee will promptly authenticate and mail or deliver to such Holders a new Note or Notes equal in principal amount to any unredeemed portion of the Notes surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Repurchase Offer on or as soon as practicable after the Repurchase Date.

  The phrase "all or substantially all" of the assets of the Company is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be some degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

  The Change of Control repurchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between the Company and the Initial Purchaser.

  The provisions of the Indenture relating to a Change of Control may not afford the Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect Holders, if such transaction does not constitute a Change of Control, as set forth above. Further, the right to require the Company to repurchase Notes as a result of the occurrence of a Change of Control could create an event of default under Senior Indebtedness as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Notes. In addition, the Company may not have sufficient financial resources available to fulfill its obligation to repurchase the Notes upon a Change of Control or to repurchase other debt securities of the Company or its Subsidiaries providing similar rights to the Holders thereof. See "Risk Factors--Limitations on Repurchases Upon Change of Control."

  To the extent applicable, the Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other securities laws, rules and regulations that may then be applicable to any offer by the Company to purchase the Notes at the option of Holders upon a Change of Control.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

  The Indenture provides that the Company may not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another person or group of affiliated persons, unless (i) either (a) in the case of a merger or consolidation, the Company is the surviving entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental Indenture all of the obligations of the Company in connection with the Notes and the Indenture; (ii) no Default or Event of Default shall exist or shall occur immediately before or after giving effect on a pro forma basis to such transaction; (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and, if a supplemental Indenture is required, such supplemental Indenture comply with the Indenture and that all conditions precedent relating to such transactions have been satisfied; and (iv) the resulting, surviving or transferee entity, unless it is a Subsidiary (as defined in the Indenture), immediately thereafter has a consolidated net worth not less than that of the Company immediately prior thereto.

  Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made (the "Successor Corporation") shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and the Company will be released from its obligations under the Indenture and the Notes, except as to any obligations that arise from or as a result of such transaction; provided, however, that if the Successor Corporation is a Subsidiary, the consolidated net worth of which is less than that of the Company immediately prior to such merger, consolidation, sale, lease, conveyance or transfer, the Company shall not be released from such obligations but shall remain jointly and severally liable therefor with the Successor Corporation.

REPORTS

  Whether or not the Company is subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee and to each Holder, within 30 days after it is or would have been required to file such with the Commission, annual and quarterly consolidated financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission if the Company was subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the Commission and, in each case, together with a management's discussion and analysis of results of operations and financial condition as such would be so required.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture defines an Event of Default as (i) the failure by the Company to pay any installment of interest on, or Additional Amounts with respect to, the Notes as and when due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Company to pay all or any part of the principal of, or premium, if any, on the Notes when and as the same become due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, pursuant to any Repurchase Offer or otherwise, (iii) the failure of the Company to perform any conversion of any Notes required under the Indenture and the continuance of any such failure for 30 days, (iv) the failure by the Company to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 60 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, (v) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries, and (vi) a default in the payment of principal at maturity, or an acceleration for any other reason of the maturity, of Indebtedness of the Company or any of its Subsidiaries in the principal amount, individually or in the aggregate, of in excess of $25,000,000. The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default.

  The Indenture provides that if an Event of Default occurs and is continuing (other than an Event of Default specified in clause (v) above), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal and accrued interest and Additional Amounts thereon to be due and payable immediately. If an Event of Default specified in clause
(v) above occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of not less than a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on, the Notes that have become due solely by such acceleration, have been cured or waived.

  Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any Default, except a default in the payment of principal of, premium, if any, or interest on any Note not yet cured, or a default with respect to any covenant or provision that cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

AMENDMENTS AND SUPPLEMENTS

  The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders, including to make such changes as are necessary to qualify the Notes for listing for trading on the Luxembourg Stock Exchange (such as the addition of Luxembourg related notice requirements and the addition of a Luxembourg registrar, paying agent and conversion agent). With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the holders; provided, further, that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity of any Note or reduce the principal amount thereof or the rate (or extend the time for payment) of interest therein or any premium payable upon the redemption thereof, or change the obligation of the Company to pay Additional Amounts in a manner adverse to the Holders or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment or the conversion of any Note on or after the due date thereof (including, in the case of redemption, on or after the Redemption Date), or reduce the Repurchase Price, or alter the change of control provisions or redemption provisions in a manner adverse to the Holders; (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture; (iii) adversely affect the right of such Holder to convert Notes; or (iv) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS, DIRECTORS AND EMPLOYEES

  The Indenture provides that no stockholder, employee, officer or director, as such, past, present or future of the Company or any successor corporation shall have any personal liability in respect of the obligations of the Company under the Indenture or the Notes by reason of his or its status as such stockholder, employee, officer or director.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange the Notes in accordance with the Indenture. The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Notes selected for redemption. Also, the Company is not required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.

  The registered Holder of a Note may be treated as the owner of it for all purposes.

GOVERNING LAW

  The Indenture, the Notes and the Registration Rights Agreement are governed by and construed in accordance with the laws of the State of New York, United States of America.

SAME-DAY FUNDS SETTLEMENT AND PAYMENT

  The Indenture requires that payments in respect to the Notes represented by the Global Notes (including principal, premium, if any, and interest and Additional Amounts) be made by wire transfer of immediately available funds to the accounts specified by DTC. With respect to Notes represented by Certificated Notes, the Company will make all payments of principal, premium, if any, and interest, by mailing a check to each such Holder's registered address. The Notes trade in DTC's Same-Day Funds Settlement System until maturity, or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

REGISTRATION RIGHTS

  The Company entered into a registration rights agreement with the Initial Purchasers (the "Registration Rights Agreement") pursuant to which the Company is required, at the Company's expense for the benefit of the Holders of the Notes and the Common Stock issuable upon conversion thereof (together, the "Registrable Securities"), to (i) use its reasonable efforts to file with the Commission within 90 days after the date of original issuance of the Notes, a registration statement (the "Shelf Registration Statement") covering resales of the Registrable Securities, (ii) use its reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act within 180 days after the date of original issuance of the Notes and (iii) use its reasonable efforts to keep effective the Shelf Registration Statement until the second anniversary of the last date of original issuance of Notes or such earlier date as all Registrable Securities shall have been disposed of or on which all Registrable Securities held by Persons that are not affiliates of the Company may be resold without registration pursuant to Rule 144 (k) under the Securities Act (the "Effectiveness Period"). This Registration Statement has been filed pursuant to the Company's obligations under the Registration Rights Agreement. The Company will be permitted to suspend the use of the prospectus which is part of the Shelf Registration Statement in connection with the sales of the Registrable Securities during certain periods of time under certain circumstances relating to pending corporate developments and certain other events. The Company will provide to each holder of Registrable Securities copies of the prospectus that is a part of the Shelf Registration Statement, notify each holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit public resales of the Registrable Securities. A holder of Registrable Securities that sells such Registrable Securities pursuant to the Shelf Registration Statement will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement, including certain indemnification obligations.

  If (i) on or prior to 90 days following the date of original issuance of the Notes a Shelf Registration Statement has not been filed with the Commission or
(ii) on or prior to the 180th day following the date of original issuance of the Notes, such Shelf Registration Statement is not declared effective (each, a "Registration Default"), additional interest ("Additional Interest") will accrue on the affected Notes, from and including the day following such Registration Default until such time as such Shelf Registration Statement is filed or such Shelf Registration Statement is declared effective, as the case may be. Additional Interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which such Additional Interest begin to accrue, and will accrue at a rate per annum equal to an additional one-quarter of one percent (0.25%) of the principal amount, to and including the 90th day following such Registration Default and one-half of one percent (0.50%) thereof from and after the 91st day following such Registration Default. In the event that during the Effectiveness Period the Shelf Registration Statement ceases to be effective for more than 90 days or the Company suspends the use of the prospectus which is a part thereof for more than 90 days, whether or not consecutive, during any 12-month period, then the interest rate borne by affected Notes will increase by an additional one-half of one percent (0.50%) per annum from the 91st day of the applicable 12-month period such Shelf Registration Statement ceases to be effective or the Company suspends the use of the prospectus which is a part thereof, as the case may be, until the earlier of such time as (i) the Shelf Registration Statement again becomes effective, (ii) the use of the related prospectus ceases to be suspended or
(iii) the Effectiveness Period expires. The Company agreed in the Registration Rights Agreement to use its reasonable efforts to cause such Common Stock issuable upon conversion of the Notes to be listed on the Nasdaq National Market or, if the Common Stock is not then listed on the Nasdaq National Market, to be listed on such exchange or market in the United States as the Common Stock is then listed, upon effectiveness of the Shelf Registration Statement.

  Notes sold by a selling securityholder pursuant to such Shelf Registration Statement will be represented by a global Note with a new International Securities Identification Number ("ISIN"), and any beneficial interests held in such global Note with such new ISIN through DTC or Euroclear or Cedel will not be subject to any restrictions on transfer. It is anticipated that the Notes sold pursuant to such Shelf Registration Statement will be listed on the Luxembourg Stock Exchange, and will not be listed on any other securities exchange or automated quotation system inside or outside of the United States.

CERTAIN DEFINITIONS

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

  "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

  "Designated Senior Indebtedness" means any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights to Designated Senior Indebtedness).

  "Indebtedness" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of any such person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except such as would constitute trade payables to trade creditors in the ordinary course of business, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (b) all net obligations of such person under Interest Swap and Hedging Obligations; (c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such person has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire any Capital Stock; and (d) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of any liability of the kind described in any of the preceding clauses (a), (b) or
(c), or this clause (d), whether or not between or among the same parties.

  "Issue Date" means the date of first issuance of the Notes under the Indenture.

  "Junior Securities" of any person means any Qualified Capital Stock and any Indebtedness of such person that is subordinated in right of payment to the Notes and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes.

  "Senior Indebtedness" means any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is not senior or superior in right of payment to the Notes or to other Indebtedness which is pari passu with, or subordinated to, the Notes; provided that in no event shall Senior Indebtedness include (a) Indebtedness of the Company owed or owing to any Subsidiary of the Company or any officer, director or employee of the Company or any Subsidiary of the Company, (b) Indebtedness to trade creditors or (c) any liability for taxes owed or owing by the Company or (d) any Indebtedness of the Company with respect to the Company's 6 3/4% Convertible Subordinated Notes Due 2001.

  "Stated Maturity" when used with respect to any Note means December 15, 2002.

  "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" of the Company within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the Commission as in effect as of the date of the Indenture.

  "Subsidiary," with respect to any person, means (i) a corporation a majority of whose Capital Stock with voting power normally entitled to vote in the election of directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person, (ii) a partnership in which such person or a Subsidiary of such person is, at the time, a general partner and owns alone or together with one or more Subsidiaries of such person a majority of the partnership interests, or (iii) any other person (other than a corporation or partnership) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest.

RELATIONSHIP WITH TRUSTEE

  The Company has an unsecured line of credit of $55,000,000 with the Trustee pursuant to a Loan and Security Agreement dated as of December 22, 1997 (the "Loan Agreement"). As of May 11, 1998, the Company had no outstanding borrowings under this line of credit. The Trustee also issues letters of credit to the Company pursuant to the Loan Agreement. The Company currently has aggregate letters of credit outstanding for approximately $2,933,000 with expiration dates ranging from September 1998 through July 1999. The Company maintains its principal checking account at the Trustee, which also serves as the Company's primary depositary. The Trustee also provides miscellaneous other banking and related services to the Company.

                      CERTAIN FEDERAL TAX CONSIDERATIONS

  The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the Notes and Common Stock into which the Notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and the Company has not obtained, nor does it intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding Notes or Common Stock. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and persons holding Notes or Common Stock as part of a hedging or conversion transaction or straddle or persons deemed to sell Notes or Common Stock under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to U.S. holders (as defined below). In addition, this discussion is limited to persons who purchase the Notes hereby and who will hold the Notes and Common Stock as "capital assets" within the meaning of Section 1221 of the Code.

  ALL PURCHASERS OF THE NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK.

U.S. HOLDERS

  As used herein, the term "U.S. Holder" means the beneficial holder of a Note or Common Stock that for United States federal income tax purposes is (i) a citizen or resident (as defined in Section 7701 (b) of the Code) of the United States, (ii) a corporation, partnership or other entity formed under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701 (a) (30) of the Code and (v) any other person whose income or gain with respect to a Note or Common Stock is effectively connected with the conduct of a United States trade or business. A "Non-U.S. Holder" is any holder other than a U.S. Holder.

 Interest

  Stated interest on the Notes will generally be includable in a U.S. Holder's gross income and taxable as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting. Failure of the Company to file or cause to be declared effective a Shelf Registration Statement as described under "Description of Notes--Registration Rights" will cause Additional Interest to accrue on the Notes in the manner described therein. According to Treasury Regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a holder (or the timing of such recognition) if the likelihood of the change, as of the date the debt obligations are issued, is remote. The Company believes that the likelihood of a change in the interest rate on the Notes is remote and does not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any Note. Similarly, the Company intends to take the position that the likelihood of a repurchase upon a "Change of Control" or the payment of "Additional Amounts" is remote under the Treasury Regulations, and likewise does not intend to treat the possibility of the foregoing as affecting the yield to maturity of any Note. The Company has informed its counsel that these Notes were issued with no more than a de minimis amount of original issue discount.

 Conversion of Notes Into Common Stock

  A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock except to the extent the Common Stock is considered attributable to accrued interest not previously included in income (which is taxable as ordinary income) or with respect to cash received in lieu of a fractional share of Common Stock. The adjusted basis of shares of Common Stock received on conversion will equal the adjusted basis of the Note converted (reduced by the portion of adjusted basis allocated to any fractional share of Common Stock exchanged for cash), and the holding period of the Common Stock received on conversion will generally include the period during which the converted Notes were held. However, a U.S. Holder's tax basis in shares of Common Stock considered attributable to accrued interest as described above generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin as of the date of conversion.

  The conversion price of the Notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the Notes as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of Common Stock) increase the proportionate interest of a holder of Notes in the fully diluted Common Stock, whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion ratio of the Notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Common Stock generally will be treated as a distribution to such holders, taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits.

 Market Discount

  Holders acquiring Notes pursuant to this Prospectus should note that the resale of those Notes may be adversely affected by the market discount provisions of sections 1276 through 1278 of the Code. Under the market discount rules, if a Holder of a Note purchases it at market discount (i.e., at a price below its stated redemption price at maturity) in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the Note, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Moreover, any market discount on a Note may be taxable to an investor to the extent of appreciation at the time of certain otherwise non-taxable transactions (e.g., gifts). Under Treasury Regulations to be prescribed, any accrued market discount not previously taken into income prior to a conversion of a Note, however, could carry over to the Common Stock received on conversion and be treated as ordinary income upon a subsequent disposition of such Common Stock to the extent of any gain recognized on such disposition. In addition, absent an election to include market discount in income as it accrues, a holder of a market discount debt instrument may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

 Acquisition Premium

  If an Investor purchases a Note at a premium (defined under the Treasury Regulations as an amount paid in excess of all amounts payable on the instrument after the purchase other than qualified stated interest) may elect to amortize the "amortizable bond premium" (defined generally under the Code as an amount paid in excess of the amount payable at maturity), in which case the amount required to be included in the Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Holder's yield to maturity) to such year. Any such election shall apply to all debt instruments

(other than bonds the interest on which is excludable from gross income) held by the Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the Holder, and is irrevocable without the consent of the Internal Revenue Service. Generally, an investor that purchases a Note at a premium that does not elect to amortize the amortizable bond premium will recognize a loss when the Note is retired, while the interest from the Note will be fully taxable when paid.

 Sale, Exchange or Retirement of the Notes

  Each U.S. Holder generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of Notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and
(ii) such holder's adjusted tax basis in the Notes. Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a Note should be capital gain or loss and will generally be long-term capital gain or loss if the Note has been held or deemed held for more than eighteen months at the time of the sale or exchange. On August 5, 1997, legislation was enacted which, among other things, reduces to 20% the maximum rate of tax on long-term capital gains on most capital assets held by an individual for more than 18 months and under which, gain on most capital assets held by an individual more than one year and up to 18 months is subject to tax at a maximum rate of 28%. A U.S. Holder's initial basis in a Note will be the amount paid therefor.

 The Common Stock

  Distributions, if any, paid on the Common Stock after a conversion, to the extent made from current and/or accumulated earnings and profits of the Company, as determined for U.S. federal income tax purposes, will be included in a U.S. Holder's income as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) as they are paid. Gain or loss realized on the sale or exchange of Common Stock will equal the difference between the amount realized on such sale or exchange and the U.S. Holder's adjusted tax basis in such Common Stock. Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held the Common Stock for more than eighteen months. On August 5, 1997, legislation was enacted which reduces to 20% the maximum rate of tax on long-term capital gains on most capital assets held by an individual for more than 18 months and under which gain on most capital assets held by an individual more than one year and up to 18 months is subject to tax at a maximum rate of 28%.

 Information Reporting and Backup Withholding

  A U.S. Holder of Notes or Common Stock may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments," including interest payments, dividend payments and, under certain circumstances, principal payments on the Notes. These backup withholding rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding. A holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

  The Company will report to the U.S. Holders of Notes and Common Stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

NON-U.S. HOLDERS

  The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder.

  For purposes of withholding tax on interest and dividends discussed below, a Non-U.S. Holder (as defined above) includes a non-resident fiduciary of an estate or trust. For purposes of the following discussion, interest, dividends and gain on the sale, exchange or other disposition of a Note or Common Stock will generally be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of most treaty residents, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

 Stated Interest

  Generally any interest paid to a Non-U.S. Holder of a Note that is not U.S. trade or business income will not be subject to U.S. tax if the interest qualifies as "portfolio interest." Generally interest on the Notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code, (ii) the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a U.S. person and such certificate provides the beneficial owner's name and address, (iii) the Non-U.S. Holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business, and (iv) the Notes are in registered form.

  The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if a recipient is a qualified resident of certain countries with which the United States has an income tax treaty. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor forms as the IRS designates), as applicable, prior to the payment of interest. These forms must be periodically updated. Under recently issued Treasury Regulations that will generally be effective after December 31, 1998 (the "New Regulations"), the required Forms 1001 and 4224 will be replaced by a new Form W-8. Under the New Regulations, a Non-U.S. Holder who is claiming the benefits of a treaty may be required to obtain a U.S. taxpayer identification number and make certain certifications to the Company. Special procedures are provided in the New Regulations for payments through qualified intermediaries. Prospective investors should consult their tax advisors regarding the effect, if any, of the New Regulations.

 Dividends

  In general, dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of U.S. federal income tax at a 30% rate unless such is reduced by an applicable income tax treaty. Dividends that are connected with such holder's conduct of a trade or business in the United States (U.S. trade or business income) are generally subject to U.S. federal income tax at regular rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate form with the payor, as discussed above. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty. Currently, dividends paid to an address in a foreign country generally are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under the New Regulations, a Non-U.S. Holder claiming the benefits of a treaty generally will be required to provide a Form W-8 (or suitable substitute form) to the Company certifying such Non-U.S. Holder's entitlements to treaty benefits. Other recently adopted Treasury Regulations that will be effective with respect to payments made after December 31, 1997 provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity. Prospective investors should consult their tax advisors regarding the effect, if any, of the New Regulations.

  A Non-U.S. Holder of Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of any amounts currently withheld by filing an appropriate claim for a refund with the IRS.

 Conversion

  A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of Notes into Common Stock, except with respect to cash (if any) received in lieu of a fractional share or interest not previously included in income. Cash received in lieu of a fractional share may give rise to gain that would be subject to the rules described below for the sale of Notes. Cash or Common Stock treated as issued for accrued interest would be treated as interest under the rules described above.

 Sale, Exchange or Redemption of Notes or Common Stock

  Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a Note or Common Stock generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income,
(ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the Note or Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), or (iv) in the case of the disposition of Common Stock, the Company is a U.S. real property holding corporation. The Company does not believe that it is currently a "United States real property holding corporation," or that it will become one in the future.

 Federal Estate Tax

  Notes held (or treated as held) by an individual who is not a citizen or resident of the United States (for federal estate tax purposes) at the time of his or her death will not be subject to U.S. federal estate tax provided that the interest thereon qualifies as portfolio interest and was not U.S. trade or business income. Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United States (for federal estate tax purposes) will be included in such individual's estate for U.S. federal income tax purposes unless an applicable estate tax treaty otherwise applies.

 Information Reporting and Backup Withholding

  The Company must report annually to the IRS and to each Non-U.S. Holder any interest or dividend that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

  Treasury Regulations provide that backup withholding and additional information reporting will not apply to payments of principal on the Notes by the Company to a Non-U.S. Holder if the holder certifies as to its Non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its Paying Agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied).

  The payment of the proceeds from the disposition of Notes or Common Stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its Non-U.S. Holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a Note or Common Stock to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business, or (iii) with respect to payments made after December 31, 1998, a foreign partnership that, at any time during its taxable year, is 50% or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business.

  In the case of the payment of proceeds from the disposition of Notes or Common Stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, information reporting is required on the payment unless the broker has documentary evidence in the files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is not a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

  Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

  THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND THE COMMON STOCK OF THE COMPANY, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                             PLAN OF DISTRIBUTION

  The Company will not receive any of the proceeds of the sale of the Securities offered hereby. The Securities may be sold from time to time to purchasers directly by the Selling Securityholders, their donees, transferees or distributees, or their respective successors-in-interest (collectively, the "Selling Securityholders"). Alternatively, the Selling Securityholders may from time to time offer the Securities through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom they may act as agent.

  The Securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Securities may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange; (e) face-to-face transactions between sellers and purchasers without a broker-dealer; and (f) through the writing of options. At any time a particular offer of the Securities is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. In addition, the Securities covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

  To the best knowledge of the Company, there are currently no plans, arrangement or understandings between any Selling Securityholders and any broker, dealer, agent or underwriter regarding the sale of the Securities by the Selling Securityholders. There is no assurance that any Selling Securityholder will sell any or all of the Securities offered by it hereunder or that any such Selling Securityholder will not transfer, devise or gift such Securities by other means not described herein.

  The Selling Securityholders and any brokers, dealers or agents who participate in the distribution of the Securities may be deemed to be "underwriters," and any profits on the sale of the Securities by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

  The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other such person. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the particular Securities being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

  Pursuant to the Registration Rights Agreement entered into in connection with the offer and sale of the Notes by the Company, each of the Company and the Selling Securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

  The Company has agreed to pay the expenses incurred in connection with the performance of its registration obligations under the Registration Rights Agreement other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the Securities will be passed upon for the Company by Katten Muchin & Zavis, Chicago, Illinois.

                                    EXPERTS

  The consolidated financial statements and the related financial statement schedule of PLATINUM technology, inc., as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their reports thereon incorporated by reference herein.

  With respect to the unaudited interim financial information for the periods ended March 31, 1998 and 1997, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1998, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Securities Act.

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NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SECURITYHOLDER OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT AUTHORIZED, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS, OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Risk Factors...............................................................   1
The Company................................................................   7
Use of Proceeds............................................................   8
Ratio of Earnings to Fixed Charges.........................................   8
Selling Securityholders....................................................   9
Description of Notes.......................................................  11
Certain Federal Tax Considerations.........................................  26
Plan of Distribution.......................................................  32
Legal Matters..............................................................  33
Experts....................................................................  33


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                                     LOGO


                                 $150,000,000
                        6.25% CONVERTIBLE SUBORDINATED
                                NOTES DUE 2002
                                      AND
                            SHARES OF COMMON STOCK
                       ISSUABLE UPON CONVERSION THEREOF



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                              P R O S P E C T U S
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                                 May 28, 1998

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